EXHIBIT 99.1

FOR IMMEDIATE RELEASE Contact: Fred Zinn, President and CEO Phone:(914) 428-9098 Fax: (914) 428-4581 E Mail:Drew@drewindustries.com

DREW INDUSTRIES REPORTS FIRST QUARTER 2012 RESULTS

White Plains, New York – May 3, 2012 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today reported net income of $11.1 million, or $0.49 per diluted share for the first quarter ended March 31, 2012, compared to net income of $9.4 million, or $0.42 per diluted share in the first quarter of 2011.

Net sales in the 2012 first quarter increased to $224 million, a record for any quarter in the Company’s history, and 32 percent higher than the $169 million in the 2011 first quarter. This sales growth was primarily the result of a 34 percent sales increase by Drew’s RV Segment. The RV Segment accounted for 87 percent of Drew’s consolidated net sales.

Sales by Drew’s RV Segment to producers of travel trailer and fifth-wheel RVs increased 29 percent in the 2012 first quarter, compared to an 11 percent increase in industry-wide wholesale shipments of travel trailer and fifth-wheel RVs, which is Drew’s primary RV market. This sales growth exceeded industry wholesale shipment growth primarily due to the acquisitions completed by Drew in the past 12 months.

“Over the past few months, retail demand in the RV industry has improved,” said Fred Zinn, Drew’s President and CEO. “Despite continued concerns about high unemployment and slower economic growth in the U.S., industry-wide retail sales of travel trailer and fifth-wheel RVs increased more than 6 percent for the three months ended February 2012, compared to the year-earlier period. Although the RV industry is sensitive to economic conditions, we are optimistic about the potential for long-term growth in retail demand for RVs.”

Drew’s MH Segment also reported strong sales growth in the first quarter of 2012, primarily as a result of an estimated 35 percent increase in industry-wide production of manufactured homes in the quarter. Sales by Drew’s MH Segment to producers of manufactured homes increased 26 percent in the first quarter of 2012. The increase in such sales by Drew’s MH Segment was less than the industry-wide increase in production partly because of a reduction in the average size of the home produced. The Company has less content in smaller homes.

“As we expected, the acquisitions we completed and the new products we introduced over the past two years added substantially to our sales growth in our core markets and adjacent markets in the first quarter of 2012,” said Jason Lippert, CEO of Drew’s subsidiaries, Lippert Components and Kinro. “This sales growth, combined with significant increases in industry-wide production of both RVs and manufactured homes, was a great start for the year.”

Sales growth continued in April 2012, as sales reached approximately $80 million, 34 percent higher than in April 2011. Excluding the impact of acquisitions, Drew’s net sales for April 2012 were up approximately 22 percent. Sales orders for May have remained strong.

As anticipated in Drew’s press release for the fourth quarter of 2011, the Company’s operating margin improved in the first quarter of 2012 compared to the fourth quarter of 2011, which was impacted by higher material costs, higher production costs in one product line, and start-up and integration costs. “These factors reduced our fourth quarter 2011 net income by $2.7 million, or $0.12 per diluted share,” said Zinn. “The aggregate impact of these items on net income declined to about $1.2 million, or $0.05 per diluted share, in the first quarter of 2012, and we expect continued improvements in the second quarter.” As a result of the greater than expected increase in demand in the 2012 first quarter, the Company incurred additional labor, overtime, and related costs, which adversely impacted net income by approximately $0.9 million or $0.04 per diluted share. These higher labor, overtime, and related costs are expected to improve during the second quarter.

“During the past two years, we have made significant investments in growth, production capacity and cost reduction opportunities,” said Jason Lippert. “As recently as February 2012, we acquired, for $1.7 million, an RV entry door business with annual sales of $6 million. The full profit impact of investments like those we made during the past two years is not realized over night, but in recent months we have begun to achieve increased returns on these investments, through accelerating customer acceptance of our new products, increased production efficiencies, and fixed cost reductions. As we move forward through 2012, we expect the returns on these investments to continue to increase.”

Over the past year, the Company has invested heavily in both capacity expansion and cost reduction opportunities, adding nearly 600,000 square feet of production space. “As our sales volume increases, we are planning to further increase production capacity to help ensure that we can maintain our high customer service standards,” said Scott Mereness, President of Drew’s subsidiaries, Lippert Components and Kinro.

In late 2011, Drew launched an aluminum extrusion operation. Production began in the fourth quarter of 2011 with one extrusion press, the Company recently began production on its second aluminum extrusion line, and expects a third line to be in production before the end of the second quarter. “Once we have these three aluminum extrusion lines up and running, and we are producing most of our own aluminum extrusion needs in-house, we expect to realize significant cost savings,” said Mereness. “With the recent addition of our RV awning product line, and the industry’s focus on lighter-weight RV components, our use of extruded aluminum will likely continue to grow.”

Recreational Vehicle (RV) Products Segment
Drew’s RV Segment reported operating profit of $16.8 million, on net sales of $196 million in the first quarter of 2012, compared to segment operating profit of $15.3 million on net sales of $146 million in the comparable period in 2011. Compared to the fourth quarter of 2011, RV Segment operating profit for the 2012 first quarter increased by $11.4 million, on a $65 million increase in net sales.

Those short-term factors that adversely affected Drew’s consolidated results in the fourth quarter of 2011 and the first quarter of 2012, as previously discussed, were almost entirely related to the RV Segment. In addition, compared to the first quarter of 2011, fixed costs in this segment increased by approximately $2 million, and non-cash amortization of intangible assets increased by $1.1 million, in the first quarter of 2012, primarily due to acquisitions and other investments. The Company expects the returns on these acquisitions and other investments to improve further during the balance of 2012.

Largely as a result of acquisitions, the Company’s content per travel trailer and fifth-wheel RV reached $2,489 for the 12 months ended March 2012, compared to $2,196 for the same period in the prior year. The acquisitions completed in the last 12 months will result in additional content growth in 2012. On a proforma basis, assuming recent acquisitions had been completed at the beginning of April 2011, the Company’s content per travel trailer and fifth-wheel RV would have been $2,608 for the 12 months ended March 2012. In addition, combined aftermarket sales and sales to adjacent industries by the RV Segment increased to $19 million in the first quarter of 2012, double the level of such sales in the 2011 first quarter.

“Over the past several months, industry-wide production of towable RVs has exceeded retail sales, as we’ve come to expect at this time of year,” said Jason Lippert. “We are encouraged by these developments and the fact that industry surveys indicate that RV dealers are generally comfortable with their level of towable RV inventory. We are also encouraged that several of our key customers have expressed their optimism by announcing expansion projects to increase capacity. Of course, industry-wide production levels over the next few months will depend to a large extent on the strength of retail demand.”

Manufactured Housing Products Segment
Drew’s Manufactured Housing Segment reported operating profit of $3.1 million, on net sales of $28 million in the first quarter of 2012, compared to operating profit of $2.2 million on net sales of $23 million in the comparable period in 2011.

“Year-over-year industry-wide production of manufactured homes was up an estimated 40 percent for the six-month period from October 2011 to March 2012,” said Mereness. “Even excluding homes purchased by FEMA, the production increase during this period exceeded 25 percent. While we do not expect production increases to remain at this level, growth of this magnitude over a six-month period is a very encouraging sign.”

In addition, the Company’s Manufactured Housing Segment gained market share over the last year, and its content per manufactured home for the 12 months ended March 2012 reached $1,471 compared to $1,388 for the year-earlier period. Moreover, combined aftermarket sales and sales to adjacent industries by the Manufactured Housing Segment increased to $9 million in the first quarter of 2012, 20 percent higher than such sales in the 2011 first quarter.

Balance Sheet and Other Items
“Our operating cash flow in the first quarter of 2012 was strong,” said Joseph Giordano, Drew’s Chief Financial Officer and Treasurer. “Despite a $15 million seasonal increase in our working capital, we had no debt and $4 million of cash. We also have substantial available credit lines, and expect continued solid cash flow, which positions us to continue to take advantage of investment opportunities that can further improve our results.”

Accounts receivable at March 31, 2012 increased 33 percent compared to last March, which is consistent with the 32 percent increase in sales in the first quarter of 2012 compared to the prior year. Accounts receivable balances remained current, with 21 days sales outstanding at March 31, 2012.

“Inventory decreased $3 million in the 2012 first quarter,” added Giordano. “This decrease was largely the result of stronger than anticipated sales demand, and was in addition to the $6 million inventory reduction during the fourth quarter of 2011. Operating management has increased its focus on improving inventory turnover, which reached 6.5 for the 12 months ended March 31, 2012, an improvement on the 6.2 turns for the year ended December 31, 2011. We believe that sustainable improvements can be made to our inventory turnover.”

Capital expenditures for the first quarter of 2012 were $5.7 million. Depreciation and amortization aggregated $6.4 million in the 2012 first quarter. Capital expenditures for the full year 2012 are estimated to be $18 million to $20 million, and depreciation and amortization is estimated to be $23 million for 2012.

Non-cash stock-based compensation was $1.5 million in the first quarter of 2012, and estimates are that stock-based compensation will be approximately $6 million to $7 million for the full year 2012.

The Company’s 35.7 percent effective tax rate for the 2012 first quarter was lower than in the 2011 first quarter due primarily to the expiration of certain federal tax statute of limitations. The Company expects the effective tax rate for the full year 2012 to be approximately 38 percent.

Conference Call & Webcast
Drew will provide an online, real-time webcast and rebroadcast of its first quarter 2012 earnings conference call on the Company’s website, www.drewindustries.com, on Thursday, May 3, 2012 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 43411161. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture, and slide-out mechanisms for RVs. In addition, Drew manufactures components for modular housing, truck caps and buses, as well as for trailers used to haul boats, livestock, equipment and other cargo. Currently, from 29 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 27A of the Securities Act of 1933 (the “Securities Act”).

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel-based components, and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, changes in zoning regulations for manufactured homes, sales declines in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the successful integration of recent acquisitions, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, international, national and regional economic conditions and consumer confidence affect the retail sale of products for which we sell our components.

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DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve
(In thousands, except per share amounts)	2012	2011	Months

Net sales	$223,552	$168,833	$735,885
Cost of sales	178,729	130,954	589,220
Gross profit	44,823	37,879	146,665
Selling, general and administrative expenses	27,450	22,336	96,366
Other (income)	-	-	(79)
Operating profit	17,373	15,543	50,378
Interest expense, net	74	58	308
Income before income taxes	17,299	15,485	50,070
Provision for income taxes	6,183	6,098	18,282
Net income	$11,116	$9,387	$31,788
Net income per common share:
Basic	$0.50	$0.42	$1.42
Diluted	$0.49	$0.42	$1.41
Weighted average common shares outstanding:
Basic	22,442	22,219	22,323
Diluted	22,642	22,377	22,510
Depreciation and amortization	$6,381	$4,890	$22,013
Capital expenditures	$5,684	$3,136	$26,865

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)

(In thousands)	Three Months Ended March 31,
	2012	2011
Net sales:
RV Segment	$195,555	$146,229
MH Segment	27,997	22,604
Total net sales	$223,552	$168,833
Operating profit:
RV Segment	$16,781	$15,301
MH Segment	3,131	2,224
Total segment operating profit	19,912	17,525
Corporate	(2,308)	(2,097)
Accretion of acquisition earn-outs	(481)	(474)
Other non-segment items	250	589
Total operating profit	$17,373	$15,543

DREW INDUSTRIES INCORPORATED
COMPOSITION OF NET SALES
(unaudited)

(In thousands)	Three Months Ended March 31,
	2012	2011
RV Segment:
RV OEMs:
Travel Trailer and Fifth-Wheels	$170,924	$132,223
Motorhomes	5,952	4,624
RV Aftermarket	3,990	3,969
Other	14,689	5,413
Total RV Segment net sales	$195,555	$146,229
MH Segment:
Manufactured Housing OEMs	$18,712	$14,850
Manufactured Housing Aftermarket	4,269	3,990
Other	5,016	3,764
Total MH Segment net sales	$27,997	$22,604

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

(In thousands, except ratios)	March 31,		December 31,
	2012	2011	2011
Current assets:
Cash and cash equivalents	$3,541	$36,728	$6,584
Accounts receivable, net	57,535	43,244	22,620
Inventories	88,630	77,612	92,052
Deferred taxes	10,125	12,143	10,125
Prepaid expenses and other current assets	5,570	4,548	6,187
Total current assets	165,401	174,275	137,568
Fixed assets, net	95,438	81,151	95,050
Goodwill	21,050	8,600	20,499
Other intangible assets, net	76,309	59,250	79,059
Deferred taxes	14,496	15,770	14,496
Other assets	7,570	3,944	4,411
Total assets	$380,264	$342,990	$351,083
Current liabilities:
Accounts payable, trade	$19,749	$29,209	$15,742
Accrued expenses and other current liabilities	48,036	38,891	36,169
Total current liabilities	67,785	68,100	51,911
Other long-term liabilities	21,574	19,492	21,876
Total liabilities	89,359	87,592	73,787
Total stockholders’ equity	290,905	255,398	277,296
Total liabilities and stockholders’ equity	$380,264	$342,990	$351,083
Current ratio	2.4	2.6	2.7
Total indebtedness to stockholders’ equity	-	-	-

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)

(In thousands)	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$11,116	$9,387
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	6,381	4,890
Stock-based compensation expense	1,319	1,113
Other non-cash items	461	(109)
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(34,915)	(30,354)
Inventories	3,939	(6,679)
Prepaid expenses and other assets	(510)	(262)
Accounts payable	4,007	17,858
Accrued expenses and other liabilities	11,362	7,239
Net cash flows provided by operating activities	3,160	3,083
Cash flows from investing activities:
Capital expenditures	(5,684)	(3,136)
Acquisitions of businesses	(1,164)	(7,250)
Proceeds from maturity of short-term investments	-	5,000
Other investing activities	25	(48)
Net cash flows used for investing activities	(6,823)	(5,434)
Cash flows from financing activities:
Exercise of stock options and deferred stock units	974	339
Proceeds from line of credit borrowings	37,702	-
Repayments under line of credit borrowings	(37,702)	-
Payment of contingent consideration	(354)	(3)
Other financing activities	-	(137)
Net cash flows provided by financing activities	620	199
Net decrease in cash	(3,043)	(2,152)
Cash and cash equivalents at beginning of period	6,584	38,880
Cash and cash equivalents at end of period	$3,541	$36,728